Exhibit 99.2

[FOUNDATION BANCORP LOGO]	[PCBK LOGO]
Computershare Trust Company, N.A.
P.O. Box 43011
Providence Rhode Island 02940-3011
www.computershare.com/investor

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM AND LETTER OF TRANSMITTAL

To accompany certificates of common stock of

Foundation Bancorp, Inc.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 26, 2016, as amended (the “Merger Agreement”), by and among Pacific Continental Corporation (“Pacific Continental”), Pacific Continental Bank, Foundation Bancorp, Inc. (“Foundation Bancorp”) and Foundation Bank, subject to certain terms and conditions in the Merger Agreement, Foundation Bancorp is merging with and into Pacific Continental. Shareholders of Foundation Bancorp may elect, subject to certain limitations in the Merger Agreement, the type of consideration (either cash, Pacific Continental common stock or a combination) that they will receive in exchange for their shares of Foundation Bancorp common stock. This Election Form and Letter of Transmittal is provided for you to indicate your election of merger consideration. For a full discussion of the merger and effect of this election, see the proxy statement/prospectus, dated July [*], 2016, previously sent to shareholders of Foundation Bancorp (the “Proxy Statement/Prospectus”). This Election Form and Letter of Transmittal may be used to make an election only with respect to the shares of Foundation Bancorp common stock listed below. You may receive additional Election Forms and Letters of Transmittal with respect to shares of Foundation Bancorp common stock held by you in another manner or in another name (if any). The deadline for submitting election forms is the fifth business day prior to the completion of the merger (subject to extension) (the “Election Deadline”). The actual Election Deadline is not currently known. Pacific Continental and Foundation Bancorp will announce the date of the Election Deadline at least five (5) business days prior to such deadline via (i) each of Pacific Continental’s and Foundation Bancorp’s website (www.therightbank.com and www.foundationbank.com, respectively), and (ii) the filing by Pacific Continental of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission. Election forms must be RECEIVED by Computershare, the Exchange Agent, no later than 5:00 p.m., Pacific time, on the date of the Election Deadline.

For information, please contact Georgeson (the “Information Agent”) at:

Georgeson

480 Washington Blvd.

26th Floor

Jersey City, NJ 07310

Toll free: (888)

Your Foundation Bancorp Stock Certificates:

Locate the listed certificates.

Certificate Numbers	Shares (including book entry shares)	Certificate Numbers	Shares (including book entry shares)

Complete the box(es) on the reverse side to make an election to receive as merger consideration for all shares of Foundation Bancorp common stock that you own (i) 0.7911 shares of Pacific Continental common stock with respect to each of your Foundation Bancorp common shares identified above (the “Stock Election”), (ii) $12.50 in cash with respect to each of your Foundation Bancorp common shares identified above (the “Cash Election”) or (iii) $12.50 in cash with respect to 30% of your total number of shares owned and 0.7911 shares of Pacific Continental common stock with respect to your remaining 70% of shares (the “Mixed Election”), each of which is subject to proration, adjustment and certain limitations as set forth in the Merger Agreement. If no box is checked, you will be deemed to have made no election for your shares of Foundation Bancorp common stock and will receive whatever form of consideration is necessary to satisfy the proration provisions of the Merger Agreement discussed in the Proxy Statement/Prospectus, upon the terms of and subject to the conditions of Merger Agreement.

ELECTION CHOICES

I hereby elect to receive the following as consideration for my shares of Foundation Bancorp common stock held in this account:

STOCK ELECTION

Mark this box to elect to make a stock election with respect to ALL of your Foundation Bancorp shares.

CASH ELECTION

Mark this box to elect to make a cash election with respect to ALL of your Foundation Bancorp shares

MIXED ELECTION

Mark this box to elect to make a mixed election with respect to ALL of your Foundation Bancorp shares.

You will be deemed to have made “no election” if:

A.	You fail to follow the instructions on the “Election Form and Letter of Transmittal” or otherwise fail properly to make an election;

B.	A properly completed “Election Form and Letter of Transmittal,” together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, is not actually received by the Exchange Agent at or before the Election Deadline; or

C.	You properly and timely revoke a prior election without making a new election.

These elections will be subject to proration in accordance with the terms of the Merger Agreement as described in the Proxy Statement/Prospectus.

No guarantee can be made that you will receive the amount of cash consideration or stock consideration that you elect. No guarantee can be made as to the value of the consideration received relative to the value of the shares of Foundation Bancorp common stock being exchanged. You are encouraged to obtain current market quotations for Pacific Continental common stock when making your election.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and actually received by the Exchange Agent at one of the addresses listed in the accompanying Instructions to Election Form and Letter of Transmittal, together with your stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, by the Election Deadline. Do not send your election materials to Foundation Bancorp or Pacific Continental.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instruction 5.

By signing below, I represent and warrant as follows:

(1) I have full power and authority to surrender the Foundation Bancorp shares represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my Foundation Bancorp shares.

(2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form and Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing Foundation Bancorp shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the Foundation Bancorp shares will be determined by the Exchange Agent.

(3) I acknowledge that, until I properly surrender the certificate(s) representing the Foundation Bancorp shares to which this Election Form and Letter of Transmittal relates or properly transfer such Foundation Bancorp shares in book-entry form, I will not receive any consideration issuable or payable in connection with the merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Instructions to Election Form and Letter of Transmittal.

Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). See Instruction 9.

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 5.

Unless the shares were tendered by the registered holder(s) of the Foundation Bancorp common stock, or for the account of a member of an Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature

Name of Firm:
Address of Firm - Please Print